For additional information, contact:
Dan Urness CFO and Treasurer danu@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2017 SECOND QUARTER RESULTS

PHOENIX, November 8, 2016 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the second fiscal quarter ended October 1, 2016.
Financial highlights include the following:

•
Net revenue for the second quarter of fiscal year 2017 totaled $188.3 million, down 1.9% from $192.0 million for the second quarter of fiscal year 2016. The decrease is mainly from a decline in quarterly home sales of approximately 1%. Net revenue for the first six months of fiscal 2017 was $373.5 million, up 5.6% from $353.6 million for the comparable prior year period, primarily from 7.6% higher sales volume. This period also contains one additional month of Fairmont Homes operations versus the same period last year, as Fairmont Homes was purchased by the Company on May 1, 2015.

•
Income before income taxes was $13.1 million for the second quarter of fiscal 2017, a 4.8% increase from $12.5 million income before income taxes in the comparable quarter last year. For the first six months of fiscal 2017, income before income taxes increased 1.9% to $21.5 million compared to income before income taxes of $21.1 million for the comparable period in the prior year. The increase was primarily from improved operating leverage from home sales volume, partially offset for the six month period by high claims volume at the Company's insurance subsidiary generated by multiple unusually severe storms in Texas during the first quarter of this fiscal year.

•
Net income was $9.3 million for the second quarter of fiscal year 2017, compared to net income of $8.1 million in the same quarter of the prior year, a 14.8% increase. This increase includes $755,000 of certain research and development tax credits that became realizable by the Company during the quarter. For the six months ended October 1, 2016, net income was $14.8 million, up 9.6% from net income of $13.5 million for the first six months of fiscal 2016.

•
Net income per share for the second quarter of fiscal 2017, based on basic and diluted weighted average shares outstanding, was $1.04 and $1.03, respectively, compared to net income per share of $0.91 and $0.89, respectively, for the comparable quarter last year. Net income per share for the six months ended October 1, 2016, based on basic and diluted wighted average shares outstanding, was $1.65 and $1.63, respectively, versus basic and diluted net income per share of $1.52 and $1.49, respectively, for the prior six month period.

Commenting on the results, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, "We are pleased to report improved profitability this quarter while still operating in a highly competitive housing market. We remain encouraged by the continued housing recovery and our solid backlogs. Interest from manufactured home retailers, developers and community operators for our product offerings remains strong heading into the winter season."
Cavco’s management will hold a conference call to review these results tomorrow, November 9, 2016, at 1:00 PM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.

Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes, Palm Harbor Homes, Fairmont Homes and Chariot Eagle. The Company is also a leading producer of park model RVs, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Custom Homes brand. Cavco’s mortgage subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer, a Ginnie Mae mortgage backed securities issuer and offers conforming mortgages, non-conforming mortgages and chattel loans to purchasers of factory-built and site-built homes. Its insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.
Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; our ability to successfully integrate past acquisitions, including the recent acquisitions of Fairmont Homes and Chariot Eagle, and any future acquisition or the ability to attain the anticipated benefits of such acquisitions; the risk that any past or future acquisition may adversely impact our liquidity; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; a constrained consumer financing market; curtailment of available financing for retailers in the manufactured housing industry; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and declining housing demand; net losses were incurred in certain prior periods and there can be no assurance that we will generate income in the future; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; loss of any of our executive officers; organizational document provisions delaying or making a change in control more difficult; volatility of stock price; general deterioration in economic conditions and continued turmoil in the credit markets; increased costs of healthcare benefits for employees; governmental and regulatory disruption; information technology failures and data security breaches; extensive regulation affecting manufactured housing; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2016 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 1, 2016	April 2, 2016
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$115,011	$97,766
Restricted cash, current	12,615	10,218
Accounts receivable, net	32,622	29,113
Short-term investments	10,798	10,140
Current portion of consumer loans receivable, net	29,977	21,918
Current portion of commercial loans receivable, net	4,693	3,557
Inventories	92,584	94,813
Prepaid expenses and other current assets	23,737	22,196
Deferred income taxes, current	8,799	8,998
Total current assets	330,836	298,719
Restricted cash	723	1,082
Investments	29,250	28,948
Consumer loans receivable, net	62,699	67,640
Commercial loans receivable, net	16,322	21,985
Property, plant and equipment, net	56,478	55,072
Goodwill and other intangibles, net	80,205	80,389
Total assets	$576,513	$553,835
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,732	$18,513
Accrued liabilities	104,321	100,314
Current portion of securitized financings and other	6,365	6,262
Total current liabilities	133,418	125,089
Securitized financings and other	51,641	54,909
Deferred income taxes	20,482	20,611
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 40,000,000 shares authorized; Outstanding 8,990,813 and 8,927,989 shares, respectively	90	89
Additional paid-in capital	243,799	241,662
Retained earnings	124,970	110,186
Accumulated other comprehensive income	2,113	1,289
Total stockholders’ equity	370,972	353,226
Total liabilities and stockholders’ equity	$576,513	$553,835

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Net revenue	$188,348	$191,964	$373,489	$353,632
Cost of sales	149,241	152,409	301,130	282,243
Gross profit	39,107	39,555	72,359	71,389
Selling, general and administrative expenses	25,429	26,571	50,116	49,230
Income from operations	13,678	12,984	22,243	22,159
Interest expense	(1,132)	(965)	(2,293)	(1,980)
Other income, net	552	471	1,578	943
Income before income taxes	13,098	12,490	21,528	21,122
Income tax expense	(3,757)	(4,420)	(6,744)	(7,667)
Net income	$9,341	$8,070	$14,784	$13,455

Comprehensive income:
Net income	$9,341	$8,070	$14,784	$13,455
Unrealized gain (loss) on available-for-sale securities, net of tax	879	(296)	824	(705)
Comprehensive income	$10,220	$7,774	$15,608	$12,750

Net income per share:
Basic	$1.04	$0.91	$1.65	$1.52
Diluted	$1.03	$0.89	$1.63	$1.49
Weighted average shares outstanding:
Basic	8,980,303	8,878,075	8,958,784	8,870,862
Diluted	9,100,833	9,032,652	9,092,653	9,026,224

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Net revenue:
Factory-built housing	$175,481	$177,455	$347,967	$325,001
Financial services	12,867	14,509	25,522	28,631
Total net revenue	$188,348	$191,964	$373,489	$353,632

Income before income taxes:
Factory-built housing	$10,329	$8,967	$21,067	$16,971
Financial services	2,769	3,523	461	4,151
Total income before income taxes	$13,098	$12,490	$21,528	$21,122

Capital expenditures	$1,215	$583	$3,105	$1,109
Depreciation	$814	$828	$1,668	$1,573
Amortization of other intangibles	$92	$116	$184	$305

Total factory-built homes sold	3,242	3,264	6,637	6,166

###